UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 1, 2011

GLOBAL PHARM HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-152286	20-8767223
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen,
People’s Republic of China
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  86-755-83230226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On August 1, 2011, Global Pharm Holdings Group, Inc., a company incorporated and existing under the laws of Delaware (“Global Pharm” or the “Company”), entered into a Share Purchase Agreement (the “Acquisition Agreement”) with each of the persons set forth in Schedule B-1 thereto (each a “Seller” and collectively the “Sellers”). Pursuant to the Acquisition Agreement, the Sellers agreed to sell and the Company agreed to purchase the aggregate of 50,000 ordinary shares (“Sale Shares”) in Pacific Asia Pharm Investment Group Co., Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Pacific Asia”), representing the entire issued share capital of Pacific Asia. The consideration for the Sale Shares is US$42,000,000, to be paid in full by Global Pharm by issuing the Consideration Shares (as defined under the Acquisition Agreement) to the Sellers within 90 days after the Closing Date (as defined under the Acquisition Agreement).  The number of the Consideration Shares to be issued to the Sellers shall be equal to US$42,000,000 divided by the fair market value of Global Pharm’s issued and outstanding common stock as at the Closing Date, as determined by a third-party valuer selected by Global Pharm at its discretion.

On the date of the Acquisition Agreement, Global Pharm and the Sellers also entered into a Share Pledge Agreement pursuant to which the Sellers pledge 10% of the Consideration Shares to Global Pharm to secure the Sellers’ covenants and undertakings in relation to Pacific Asia’s financial performance for the financial year ending December 31, 2011 as set forth in the Acquisition Agreement.

Each Seller made representations, warranties and covenants in the Acquisition Agreement with respect to the acquisition and the Group (as defined under the Acquisition Agreement), including, among others, (i) representation and warranties on due incorporation and good standing, compliance with tax laws, effective internal accounting controls, accuracy of financial statements, compliance with laws, good and marketable titles to assets and insolvency and (ii) covenants to provide all relevant information to Global Pharm, and covenants to procure that the members of the Group shall not prior to Closing (as defined under the Acquisition Agreement) declare any dividend or make any distribution, create encumbrances on any of the shares and assets of the members of the Group, acquire any material assets; make any change in accounting practices; commit to incur any capital expenditure; amend any of the Material Contracts (as defined under the Acquisition Agreement) of the members of the Group that is adverse to the Group, cause or allow any material changes in the management or employees of the members of the Group that would have a material adverse effect on the operations of the Group.

References to, and descriptions of, the Share Purchase Agreement and the Share Pledge Agreement as set forth herein are not intended to be complete and are qualified in their entirety by reference to the Share Purchase Agreement and the Share Pledge Agreement, a copy of each attached and filed hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.01                      Completion of Acquisition or Disposition of Assets

The information in Item 1.01 is incorporated herein by reference in its entirety into Item 2.01.

On August 1, 2011, the Company completed the acquisition (the “Acquisition”) contemplated by the Share Purchase Agreement. The Company acquired the Sale Shares in Pacific Asia, representing the entire issued share capital of Pacific Asia. Following completion of the Acquisition, Pacific Asia became an indirect wholly owned subsidiary of the Company.

Item 8.01                      Other Events

The Company, a China-based growing vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution and Traditional Chinese Medicine (“TCM”) herbs cultivation and processing business through its subsidiaries in Anhui, Jilin and Shandong provinces, announced in its press release dated August 4, 2011 that, on August 1, 2011, it entered into the Acquisition Agreement. With the completion of the acquisition, Pacific Asia becomes a wholly owned subsidiary of the Company.

Pacific Asia owns 100% equity interest of Hong Kong Rich Fortune Chain Drugstores Assets Management Co., Ltd. (“Rich Fortune”), a Hong Kong company who owns 100% equity interest of Guangzhou Hairui Xiexin Investment Consulting Co., Ltd. (“Hairui Xiexin”). Hairui Xiexin has entered into a number of contractual arrangements with Guangdong Guo Yao Pharmaceutical Franchises Co., Ltd. (“GDGY”) and the shareholders of GDGY, pursuant to which Hairui Xiexin acts as the management company for GDGY, a PRC company mainly engaged in the business of managing and supplying retail drugstores and franchised drugstores in Guangdong province of PRC. With the completion of the acquisition, GDGY is now indirectly managed by the Company.

Attached hereto as Exhibit 99.1 is the Press Release announcing the Acquisition Agreement and acquisition of Pacific Asia by the Company.

Item 9.01                      Financial Statements and Exhibits

Exhibit 10.1	—	Share Purchase Agreement

Exhibit 10.2	—	Share Pledge Agreement

Exhibit 99.1	—	Press Release dated August 4, 2011 announcing the Acquisition Agreement and acquisition of Pacific Asia by the Company.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2011	Global Pharm Holdings Group, Inc.

By:	/s/ An Fu
An Fu
Chief Financial Officer